EXHIBIT 10.9

SINGLE TOUCH INTERACTIVE, INC.
EMPLOYMENT AGREEMENT

ANTHONY MACALUSO
President & Chief Executive Officer

This Employment Agreement ("Agreement") is made and effective as of July 15, 2008 by and between Single Touch Interactive, Inc. ("Single Touch Interactive" or the “Company”), and Mr. Anthony Macaluso ("Macaluso") to serve as President and Chief Executive Officer of the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment.

Single Touch Interactive hereby agrees to employ Anthony Macaluso as its President and Chief Executive Officer. Macaluso hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Single Touch Interactive. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.

2. Duties.

The duties of Macaluso shall include the performance of all of the duties typical of the office held by President & CEO as described in the bylaws of the Single Touch Interactive and such other duties and projects as may be assigned by a superior officer of Single Touch Interactive, if any, or the board of directors of the Company. Macaluso shall devote significant and reasonable productive time, ability and attention to the business of the Single Touch Interactive and shall perform all duties in a professional, ethical and businesslike manner.

3. Compensation.

Macaluso will be paid compensation during this Agreement as follows:

A. A base salary of $275,000 per year; payable in installments on the 15th and last day of each month according to Single Touch Interactive' regular payroll schedule.

B. A Management by Objectives (MBO) plan will be established by the Company, with a yearly bonus to be determined by the Compensation Committee or Board of Directors based upon meeting or exceeding objectives.

C. Macaluso shall receive the 1,500,000 common shares of Single Touch Interactive, earned and issuable as of the date of this agreement.

4. Benefits.

A. Holidays. Macaluso will be entitled to 10 paid holidays each calendar year and 5 personal days. Single Touch Interactive will notify Macaluso on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. Personal holidays, if any, will be scheduled in advance subject to requirements of Single Touch Interactive. Such holidays must be taken during the calendar year and cannot be carried forward into the next year.

B. Vacation. Macaluso shall be entitled to 30 days paid vacation each year, accruing if not used to a maximum of 60 days over the period of this contract.

C. Sick Leave. Macaluso shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Single Touch Interactive. Additional sick leave or emergency leave over and above paid leave provided by the Single Touch Interactive, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

D. Medical and Group Life Insurance. Single Touch Interactive agrees to include Macaluso in the group medical and hospital plan of Single Touch Interactive. Macaluso shall be responsible for payment of any federal or state income tax imposed upon these benefits.

E. Pension and Profit Sharing Plans. Macaluso shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Single Touch Interactive for the benefit of its officers and/or regular employees.

F. Expense Reimbursement. Macaluso shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Macaluso in the performance of Macaluso' duties. Macaluso will maintain records and written receipts as required by the Single Touch Interactive expense policy and reasonably requested by the board of directors to substantiate such expenses.

5. Term and Termination.

A. The Initial Term of this Agreement shall commence on July/15/2008 and it shall continue in effect for a period ending December 31, 2008. Thereafter, the Agreement shall be renewed upon the mutual agreement of Macaluso and Single Touch Interactive. This Agreement and Macaluso' employment may be terminated at Single Touch Interactive' discretion without cause, provided that Single Touch Interactive shall pay to Macaluso an amount equal to payment of Macaluso base salary rate for the remaining period of the agreement

B. This Agreement may be terminated by Macaluso at Macaluso' discretion by providing at least thirty (60) days prior written notice to Single Touch Interactive. In the event of termination by Macaluso pursuant to this subsection, Single Touch Interactive may immediately relieve Macaluso of all duties and immediately terminate this Agreement, provided that Single Touch Interactive shall pay Macaluso at the then applicable base salary rate to the termination date included in original termination notice.

C. In the event that Macaluso is in breach of any material obligation owed Single Touch Interactive in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, or is convicted of any criminal act or engages in any act of moral turpitude, then Single Touch Interactive may terminate this Agreement for cause upon five (5) days notice to Macaluso. In event of termination of the agreement pursuant to this subsection, Macaluso shall be paid only at the then applicable base salary rate up to and including the date of termination. Macaluso shall not be paid any unvested incentive salary payments or other compensation, prorated or otherwise.

D. In the event that Single Touch Interactive is acquired, is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and Single Touch Interactive agrees to use its best efforts to ensure that the transferee or surviving entity is bound by the provisions of this Agreement.

E. In the event that the Company is acquired, is the non-surviving party in a merger, or sells all or substantially all of its assets and Anthony Macaluso employment under this agreement is terminated without cause at the date of sale or any time thereafter, all unvested options or equity grants shall be immediately vested upon the date of such termination.

G. This Agreement and Anthony Macaluso employment may be terminated by Single Touch Interactive at its sole discretion, without cause, provided that in such case, Anthony Macaluso shall be paid 100% of Anthony Macaluso’ then applicable annual base salary. At the election of the Company, such base salary may be paid along with payroll disbursements for up to one year after the date of such discretionary termination.

6. Notices.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Single Touch Interactive:	If to Anthony Macaluso:

Single Touch Interactive, Inc.	Anthony Macaluso
2235 Encinitas Blvd. Suite 210	P.O. Box 7034
Encinitas, CA 92024	Rancho Santa Fe, CA 92067

7. Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

8. Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of California.

9. Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10. No Assignment.

Neither this Agreement nor any or interest in this Agreement may be assigned by Macaluso without the prior express written approval of Single Touch Interactive, which may be withheld by Single Touch Interactive at Single Touch Interactive' absolute discretion.

11. Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

12. Arbitration.

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in California, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Single Touch Interactive, Inc.	Anthony Macaluso

/s/ Anthony Macaluso	/s/ Anthony Macaluso
By: Anthony Macaluso, President	Anthony Macaluso

/s/ Larry Dunn
By: Larry Dunn, Director

/s/ Richard Siber
By: Richard Siber, Director